Exhibit 99.1

Cable ONE Reports Second Quarter 2016 Results

Second Quarter Net Income Increases 24.3% and Adjusted EBITDA Grows 14.6%

August 3, 2016 – Phoenix, Arizona – (BUSINESS WIRE) – Cable One, Inc. (NYSE: CABO) (the “Company” or “Cable ONE”) today reported financial and operating results for the three and six months ended June 30, 2016.

Key second quarter highlights:

●

Net income was $26.6 million, an increase of 24.3% compared to the second quarter of 2015. Adjusted EBITDA[1] was $88.9 million, an increase of 14.6% year-over-year, with a net profit margin of 13.0% and an Adjusted EBITDA Margin[1] of 43.5%.

●	Net cash provided by operating activities was $48.0 million, a decrease of 21.8% year-over-year. Free Cash Flow[1] was $51.3 million, an increase of 28.1% compared to the second quarter of 2015.

●	Residential data revenues were $86.0 million, an increase of 18.7% year-over-year.

●	Business services revenues were $24.5 million, an increase of 12.0% year-over-year.

●	Residential data and business services revenues grew to 54.1% of total revenues compared to 46.6% in the second quarter of 2015.

●	Non-video customers grew to 48% of total customers from 40% in the second quarter of 2015.

“Our residential HSD and business services focus continues to produce strong results as we reach the midpoint of 2016,” said Tom Might, Chairman and CEO of Cable ONE. “Our revenue growth has turned positive, and our Adjusted EBITDA margins are among the best in the industry as our higher margin products have shown double digit revenue increases and video no longer dominates our revenues.”

1 Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow are defined in the section of this press release entitled “Use of Non-GAAP Financial Metrics.”  Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow are reconciled to net income in the Financial Results table of this press release, and Free Cash Flow is also reconciled to net cash provided by operating activities in the Reconciliation of Non-GAAP Measure table of this press release.

Financial Results	(Unaudited and $ in '000s, except per share data)
	Three Months Ended June 30,
	2016	2015	$ Change	% Change
REVENUES
Residential Data	$86,031	$72,477 [1]	$13,554	18.7%
Residential Video	74,016	86,227 [1]	(12,211)	(14.2)%
Residential Voice	10,944	12,368 [1]	(1,424)	(11.5)%
Business Services	24,491	21,870	2,621	12.0%
Advertising Sales	6,616	7,320	(704)	(9.6)%
Other	2,459	2,436	23	0.9%
Total Revenues	204,557	202,698	1,859	0.9%
COSTS AND EXPENSES
Total Operating Costs and Expenses	154,000	166,909	(12,909)	(7.7)%
Income from Operations	50,557	35,789	14,768	41.3%
Other (Expense), net	(7,366)	(963)	(6,403)	NM
Income Before Income Taxes	43,191	34,826	8,365	24.0%
Provisions for Income Taxes	16,558	13,391	3,167	23.7%

NET INCOME	26,633	21,435	5,198	24.3%
Net Income per Common Share (Diluted)	$4.62	$3.67	$0.95	25.9%
Net Profit Margin	13.0%	10.6%

Plus: Interest expense, net	7,549	997	6,552	NM
Provision for income taxes	16,558	13,391	3,167	23.7%
Depreciation and amortization	34,689	35,435	(746)	(2.1)%
Equity- and pre-spin cash-based incentive compensation expense	3,420	4,313	(893)	(20.7)%
(Gain) loss on deferred compensation	100	(497)	597	120.1%
Other income	(183)	(34)	(149)	NM
Loss on disposal of fixed assets	157	500	(343)	(68.6)%
Billing system implementation costs	-	2,058	(2,058)	(100.0)%
Adjusted EBITDA	88,923	77,598	11,325	14.6%
Adjusted EBITDA Margin	43.5%	38.3%

Less: Capital expenditures	37,628	37,563	65	0.2%

Free Cash Flow	$51,295	$40,035	$11,260	28.1%

[1]	Certain residential data, video and voice service revenues for the three months ended June 30, 2015 have been reclassified to conform with the 2016 presentation.

Operating Statistics	As of June 30,		YOY Change
	2016	2015	TOTAL	%
HOMES PASSED	1,653,021	1,542,531	110,490	7.2%	[2]

TOTAL CUSTOMERS
Total	659,943	672,021	(12,078)	(1.8)%
Non-video	316,745	270,445	46,300	17.1%
Percent of Total	48%	40%

RESIDENTIAL CUSTOMERS	610,293	627,270	(16,977)	(2.7)%
Data	465,603	457,401	8,202	1.8%
Video	324,982	385,136	(60,154)	(15.6)%
Voice	103,806	120,626	(16,820)	(13.9)%
PSUs	894,391	963,163	(68,772)	(7.1)%

BUSINESS CUSTOMERS	49,650	44,751	4,899	10.9%
Data	42,714	39,635	3,079	7.8%
Video	13,992	14,742	(750)	(5.1)%
Voice	17,134	18,116	(982)	(5.4)%	[3]
PSUs	73,840	72,493	1,347	1.9%	[3]

PENETRATION
Data	30.8%	32.2%		(1.4)%
Video	20.5%	25.9%		(5.4)%
Voice	7.3%	9.0%		(1.7)%

SHARE OF SECOND QUARTER REVENUES
Residential Data	42.1%	35.8%		6.3%
Business Services	12.0%	10.8%		1.2%
Total	54.1%	46.6%		7.5%

ARPUs - SECOND QUARTER[4]
Residential Data	$61.49	$52.85 [5]	$8.64	16.4%
Residential Video	$74.59	$72.61 [5]	$1.98	2.7%
Residential Voice	$34.55	$33.52 [5]	$1.03	3.1%
Business Services	$166.61	$165.77	$0.84	0.5%
Total Customers	$102.88	$100.09	$2.79	2.8%

ASSOCIATES	1,932	2,086	(154)	(7.4)%

[2]

Increase in homes passed was primarily attributable to converting data into a new billing system, which generally counts each unit in a multi-dwelling unit as one home passed; whereas our prior billing system generally counted each multi-dwelling unit as a single home passed.

[3]

Decrease in business voice customers and modest increase in business PSUs was primarily attributable to converting data into a new billing system, which counts each business customer relationship at a unique business address as a single customer; whereas our prior billing system calculated multiple relationships based on revenue generated at an address.

[4]	Calculated using average customer counts for the period.
[5]

Certain residential data, video and voice service revenues used in the calculation of average monthly revenue per unit for the three months ended June 30, 2015 have been reclassified to conform with the 2016 presentation.

Second Quarter 2016 Financial Results Compared to Second Quarter 2015

Revenues

Revenues increased $1.9 million, or 0.9%, due primarily to increases in residential data and business services revenues of $13.6 million and $2.6 million, respectively, as a result of the customer mix shift described above, partially offset by decreases in residential video and residential voice revenues of $12.2 million and $1.4 million, respectively. The declines in residential video and residential voice revenues were primarily attributable to residential video customer losses of 15.6% and residential voice customer losses of 13.9% for the 12 months ended June 30, 2016.

Residential data service revenues increased $13.6 million, or 18.7%, due primarily to a rate increase taken in the fourth quarter of 2015, an increase in residential data customers of 1.8% for the 12 months ended June 30, 2016, a reduction in package discounting and increased subscriptions to premium tiers by residential customers. Residential data service revenues now comprise 42.1% of our total revenues compared to 35.8% in 2015.

Residential video service revenues declined $12.2 million, or 14.2%, due primarily to residential video customer losses of 15.6%, partially offset by a broadcast television surcharge imposed in the second quarter of 2016.

Residential voice service revenues decreased $1.4 million, or 11.5%, due primarily to a decline in residential voice customers of 13.9% for the 12 months ended June 30, 2016 as more residential customers have discontinued landline voice service.

Business services revenues increased $2.6 million, or 12.0%, due primarily to growth in our business data and voice services to both small and medium-sized businesses and enterprise customers. Total business customer relationships increased 10.9% for the 12 months ended June 30, 2016. Overall, business services comprised 12.0% of our total revenues for the second quarter of 2016 compared to 10.8% of our total revenues for the second quarter of 2015.

Advertising sales revenues declined $0.7 million, or 9.6%, due primarily to the negative impact of decreased video customers on the number of viewers available to be reached by advertising spots.

Other revenues remained flat at approximately $2.4 million, due primarily to an increase in reconnect fees of $0.3 million, offset by a decrease in late charges and other miscellaneous revenue of $0.3 million.

Operating Costs and Expenses

Total operating costs and expenses declined $12.9 million, or 7.7%, due primarily to decreases in programming costs and certain selling, general and administrative expenses. In total, programming costs declined $3.0 million and non-programming operating expenses decreased $0.3 million. Selling, general and administrative expenses declined $8.9 million, or 17.0%, due primarily to decreases in processing costs for customer billing following the completion of our billing system conversion of $4.3 million; salaries, wages and benefits costs of $2.5 million; equity-based compensation of $0.6 million; and property taxes and pole rental expense of $0.5 million.

Other Expense, Net

Other expense, net increased $6.4 million, due primarily to interest expense of $7.5 million for the second quarter of 2016, which was attributable to the long-term debt we incurred in connection with our spin-off from our former parent. Interest expense was $1.0 million in the second quarter of 2015.

Net Income

Net income was $26.6 million for the second quarter of 2016, an increase of 24.3% compared to the second quarter of 2015, due primarily to the decreased operating costs and expenses described above and higher revenues from the increases in residential HSD and business services customers and the HSD rate increase taken in the fourth quarter of 2015, partially offset by higher interest and income tax expenses incurred during the quarter.

Adjusted EBITDA

Adjusted EBITDA of $88.9 million increased by 14.6%.

Capital Expenditures

Capital expenditures totaled $37.6 million in the second quarters of 2016 and 2015.

Liquidity

During the first half of 2016, our cash and cash equivalents decreased by $16.5 million versus the year ended December 31, 2015, and at June 30, 2016, we had approximately $102.7 million of cash on hand, compared to $119.2 million at December 31, 2015. The decrease in cash during the first half of 2016 was attributable primarily to cash payments for capital equipment, share repurchases, dividends and interest. We repurchased 25,933 shares under our stock repurchase program at an aggregate cost of $11.9 million during the quarter.

Operating Statistics

During the twelve months ended June 30, 2016, we had a reduction of 12,078 total customers, or 1.8%, due to a loss of 16,977 residential customers, representing a decline of 2.7%, partially offset by an increase of 4,899 business services customers, or 10.9%.

Conference Call

Cable ONE will host a conference call on Thursday, August 4, 2016 at 11 a.m. Eastern Time (“ET”) related to the contents of this press release.

Shareholders, analysts and other interested parties may register for the conference in advance at http://dpregister.com/10088032. Those unable to pre-register may join the call via the live audio webcast on the Cable ONE Investor Relations website or by dialing 1-844-378-6483 (Canada: 1-855-669-9657/International: 1-412-542-4178) shortly before 11 a.m. ET.

A replay of the call will be available from Friday, August 5, 2016 until Friday, August 19, 2016 on the Cable ONE Investor Relations website.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2016, which will be posted on the “SEC Filings” section of the Cable ONE Investor Relations website at ir.cableone.net when it is filed with the U.S. Securities and Exchange Commission (the “SEC”).

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by generally accepted accounting principles in the United States (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income or net cash provided by operating activities reported in accordance with GAAP. These terms, as defined by Cable ONE, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow are reconciled to net income in the Financial Results table of this press release. Free Cash Flow is also reconciled to net cash provided by operating activities in the Reconciliation of Non-GAAP Measure table of this press release.

“Adjusted EBITDA” is defined as net income plus net interest expense, provision for income taxes, depreciation and amortization, equity- and pre-spin cash-based incentive compensation expense, (gain) loss on deferred compensation, loss on disposal of fixed assets, other income and other unusual operating expenses, as defined in the Financial Results table of this press release. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s business as well as other non-cash or special items and is unaffected by the Company’s capital structure or investment activities. This measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the Company’s cash cost of financing. These costs are evaluated through other financial measures.

“Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by total revenues.

“Free Cash Flow” is defined as Adjusted EBITDA less capital expenditures when used as a performance measure. It is also calculated as net cash provided by operating activities excluding the impact of capital expenditures, interest expense, provision for income taxes, changes in operating assets and liabilities and other unusual operating expenses, as defined in the Reconciliation of Non-GAAP Measure table of this press release.

The Company uses Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow to assess its performance, and it also uses Free Cash Flow to assess its ability to fund operations and make additional investments with internally-generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company’s credit facilities and outstanding 5.75% senior unsecured notes due 2022 to determine compliance with the covenants contained in the facilities and notes. For the purpose of calculating compliance with leverage covenants, the Company uses a measure similar to Adjusted EBITDA, as presented. Adjusted EBITDA is also a significant performance measure used by the Company in its annual incentive compensation program.

The Company believes Adjusted EBITDA and Adjusted EBITDA Margin are appropriate measures for evaluating the operating performance of the Company. Adjusted EBITDA, Adjusted EBITDA Margin and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in the Company’s industry, although the Company’s measures of Adjusted EBITDA and Adjusted EBITDA Margin may not be directly comparable to similar measures reported by other companies.

The Company believes that Free Cash Flow is useful as it shows the Company’s performance while taking into account cash outflows for capital expenditures and is one of several indicators of the Company’s ability to service debt, make investments and/or return capital to its shareholders. The Company also believes that Free Cash Flow is one of several benchmarks used by investors, analysts and peers for comparison of performance in the Company’s industry, although its measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

About Cable ONE

Cable One, Inc. (NYSE: CABO) is among the 10 largest cable companies in the United States. Serving nearly 700,000 customers in 19 states with high-speed Internet, cable television and telephone service, Cable ONE provides consumers with a wide range of the latest products and services, including wireless Internet service, high-definition programming and phone service with free, unlimited long-distance calling in the continental U.S.

Contacts:

Trish Niemann	Kevin Coyle

Public Relations Director	CFO

602-364-6372	602-364-6505

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements” that involve risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about the cable industry and our business and financial results. Forward-looking statements often include words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. Our actual results may vary materially from those expressed or implied in our forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by us or on our behalf. Important factors that could cause our actual results to differ materially from those in our forward-looking statements include government regulation, economic, strategic, political and social conditions and the following factors:

●	rising levels of competition from historical and new entrants in our markets;
●	recent and future changes in technology;

●	our ability to continue to grow our business services product;
●	increases in programming costs and retransmission fees;
●	our ability to obtain support from vendors;
●	the effects of any significant acquisitions by us;
●	adverse economic conditions;
●	the integrity and security of our network and information systems;
●	our ability to retain key employees;
●	legislative and regulatory efforts to impose new legal requirements on our data services;
●	changing and additional regulation of our data, video and voice services;
●	our ability to renew cable system franchises;
●	increases in pole attachment costs;
●	the failure to meet earnings expectations;
●	the adequacy of our risk management framework;
●	changes in tax and other laws and regulations;
●	changes in U.S. GAAP or other applicable accounting policies; and
●	the other risks and uncertainties detailed in the section titled “Risk Factors” in our Annual Report on Form 10-K as filed with the SEC on March 7, 2016.

Any forward-looking statements made by us in this communication speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

Reconciliation of Non-GAAP Measure

	Three Months Ended
	June 30,
(in thousands)	2016	2015
Net cash provided by operating activities	$48,041	$61,467
Amortization of financing costs	(405)	-
Deferred income taxes	660	5,875
Changes in operating assets and liabilities	16,603	(5,961)
Interest expense	7,549	997
Provision for income taxes	16,558	13,391
Pre-spin cash-based incentive compensation expense	-	302
(Gain) loss on deferred compensation	100	(497)
Other income	(183)	(34)
Billing system implementation costs	-	2,058
Capital expenditures	(37,628)	(37,563)
Free Cash Flow	$51,295	$40,035